EXHIBIT 10-F-7

December 17, 2004

Mr. Taras R. Proczko

Hartmarx Corporation

101 North Wacker Drive

Chicago, Illinois 60606

Re:	Employment Agreement dated as of August 8, 2004, (the “Employment Agreement”), by and between Hartmarx Corporation and Taras R. Proczko

Dear Terry:

Reference is made to the Employment Agreement between you, as Executive, and Hartmarx Corporation (the “Company”). Hartmarx Corporation has been authorized by the Compensation and Stock Option Committee of the Board of Directors to amend the Employment Agreement in certain respects, effective as of the date of this letter, as set forth below.

1. Section 1 of the Employment Agreement is hereby amended by deleting the first clause thereof, though the semi-colon “;” in line 4, and inserting the following:

“The Company hereby employs Executive and Executive hereby agrees to remain in the employ of the Company for an employment term (“Agreement Period”) beginning on the date of this Agreement, and continuing in effect through December 31, 2005;”

2. Capitalized terms used herein without definition shall have the same meanings herein as set forth in the Employment Agreement.

3. Except as expressly amended by this letter, the Employment Agreement shall each remain in full force and effect in accordance with its terms.

Severance Agreement requires no revisions as a result of the extension of the Employment Agreement and remains in full force and effect in accordance with its terms.

Mr. Taras R. Proczko

Hartmarx Corporation

December 17, 2004

Please sign both copies of this letter where indicated below evidencing your agreement to this amendment to the Employment Agreement and return one fully executed counterpart to me. When fully executed, this letter will serve as an amendment to the Employment Agreement.

Sincerely,

/S/ HOMI B. PATEL

Agreed and Accepted this

17th day of December, 2004

/S/ TARAS R. PROCZKO

Taras R. Proczko

HBP